Exhibit 99.1

FOR IMMEDIATE RELEASE	Approved by:	Olga L. Conley
Chief Financial Officer
(617) 376-4300
URL: http://www.jjill.com

	Investor Relations:	Chad Jacobs
Integrated Corporate Relations
(203) 222-9013

THE J. JILL GROUP COMMENTS ON FISCAL 2004 FINANCIAL TARGETS

Quincy, MA, December 15, 2003 – The J. Jill Group, Inc. (Nasdaq: JILL) today announced that for fiscal 2004 the company is targeting sales to be between $415.0 and $420.0 million and earnings per diluted share to range from $0.30 to $0.35.  For the first quarter ending March 27, 2004 sales are targeted to be between $87.0 and $92.0 million with an expected loss per share in the range of $0.15 to $0.20.

The company also stated that in an attempt to minimize the risk to profitability and to conserve cash in fiscal 2004 the number of new retail stores to be opened has been reduced to 20 from 34 in fiscal 2003 and the number of catalog pages circulated will be reduced by approximately 15%.

Regarding the fourth quarter of fiscal 2003, the company affirms that it currently expects sales and earnings for the quarter to be in the range of its previously announced targets – sales of $109.0 to $114.0 million and diluted earnings per share of $0.09 to $0.14.

Gordon R. Cooke, President and Chief Executive Officer, commented, “Clearly 2004 will be a transition year for The J. Jill Group.  Our short-term strategies are to maintain fiscal 2003 profitability per share while we make significant investments in our front-end product development process and at the same time continue to strengthen our cash position.  We have committed to spend $6.0 to $7.0 million in both personnel and systems to improve our operating infrastructure in design, product management, sourcing, product integrity, technical design and merchandising.  Even with this significant incremental investment we are targeting to be cash flow positive in fiscal 2004 and to end the year with more than $50.0 million in cash.”

“We continue to make progress in building the appropriate front-end product development process and have recently filled key positions in product management, sourcing, color management, product integrity, pattern-making, quality assurance and technical design.  While we still have several open positions, we are well on our way to re-engineering how we develop, source and flow product.  The impact of most of the changes we are working on will not be evident in our merchandise assortment until late in 2004.  In addition, as retail store operations have grown to represent a greater part of our overall business, our business has become more seasonal.  As a result of these factors, we expect profitability in 2004 to shift significantly from the spring season to the fall season,” concluded Mr. Cooke.

The sales and earnings targets contained in this release are not guarantees of actual performance.  Historically, J. Jill’s actual performance has deviated, often materially, from its targets.  These statements do not include the potential of any business risks, opportunities or developments that may occur after December 15, 2003.

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The J. Jill Group announced that the company’s conference call to review this press release will be broadcast live over the Internet tomorrow, Tuesday, December 16, 2003 at 8:00 a.m. Eastern Time.  The broadcast will be hosted at www.jjillgroup.com and will be archived online within one hour of the completion of the conference call.  Participating in the call will be Gordon Cooke, President and Chief Executive Officer and Olga Conley, Chief Financial Officer.

The J. Jill Group is a multi-channel specialty retailer of high quality women’s apparel, accessories and footwear.  The Company currently markets its products through catalogs, retail stores and an e-commerce website.  J. Jill is designed to appeal to active, affluent women age 35 and older.

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Various factors could cause the results of The J. Jill Group to be materially different from any future results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, the following: the continued success or possible future failure of the retail store initiative; the ability of J. Jill to effectively manage its operations and growth in a multiple distribution channel environment; significant changes in customer acceptance of J. Jill’s product offerings; changes in competition in the apparel industry; changes in consumer spending, fashion trends and consumer preferences; changes in, or the failure to comply with, federal and state tax and other government regulations; the customary risks of purchasing merchandise abroad, including longer lead times, higher initial purchase commitments and foreign currency fluctuations; timely receipts of inventory from vendors; possible future increases in expenses and labor and employee benefit costs; the ability of J. Jill to attract and retain qualified personnel; business abilities and judgment of management; the existence or absence of brand awareness;  the existence or absence of publicity, advertising and promotional efforts; the success or failure of operating initiatives; the mix of J. Jill’s sales between full price and liquidation merchandise; general political, economic and business conditions and other factors, including those detailed from time to time in J. Jill’s SEC reports, including its Annual Report on Form 10-K filed on March 28, 2003.  J. Jill disclaims any intent or obligation to update these forward-looking statements.